Exhibit 99.1

Bank of South Carolina Corporation Announces Leadership Succession Plan

CHARLESTON, S.C., Jan. 26, 2023 /PRNewswire/ -- Today, the Bank of South Carolina Corporation (Nasdaq: BKSC) announced that Fleetwood S. Hassell plans to retire as President & Chief Executive Officer of the Company and its subsidiary, The Bank of South Carolina, on September 30, 2023. Mr. Hassell will continue to serve on the Board of Directors of both the Company and the Bank after his retirement. The Board of Directors of the Company and the Bank have elected Eugene H. Walpole, IV, the current Executive Vice President & Chief Financial Officer, to succeed Mr. Hassell as President & Chief Executive Officer of the Company and the Bank effective October 1, 2023.

Mr. Hassell started with the Bank in 1986 as a founding officer and has held a number of leadership positions, most recently as President & Chief Executive Officer since 2012. He has provided vision and steady leadership throughout his tenure, having served his community and the banking industry for over 40 years.

Mr. Walpole has served as Executive Vice President & Chief Financial Officer of the Company and the Bank since 2016. Previously, Mr. Walpole served in various positions with the Bank since 2012. Before joining the Bank, Mr. Walpole worked at Elliott Davis, LLC in their financial services audit practice from 2008 to 2012.

Hugh C. Lane, Jr., Chairman, stated, "Today's announcement is the culmination of a well-planned and thorough process on the part of the Board and Fleetwood to ensure experienced leadership continues for the Company and the Bank. I have worked with Fleetwood his entire career and appreciate the contributions he has made to our employees, customers, and shareholders. Fleetwood will remain on the Board of Directors, but his daily presence at the Bank will be missed."

Fleetwood S. Hassell, President & Chief Executive Officer, stated, "It has been a privilege to serve the Company and the Bank over the last 36 years. I strongly believe in the role our bank plays in the community as a connector, collaborator, catalyst, and contributor. Gene and I have worked together for over ten years, and he has played a significant role in the execution of our strategic plan. I am confident he will provide sound leadership for both the Company and the Bank that will allow for our continued growth and success."

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina (the "Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. A sixth office at 1730 Maybank Highway on James Island is anticipated to open in the second quarter of 2023. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: For additional information, contact: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500